EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS REPORTS FOURTH QUARTER RESULTS

Dispositions Key to Success of Acquisition Strategy

HOUSTON, TX – March 31, 2021 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of December 31, 2020, of $33.8 million, a decrease of approximately $3.6 million since September 30, 2020. Net asset value per share decreased to $2.50 as of December 31, 2020 from $2.77 as of September 30, 2020.

During the fourth quarter, the fair value of Equus Energy, LLC, increased from $5.5 million to $7.0 million. This increase was a result of significant price increases for crude and natural gas during the quarter, as well as comparable transactions in regions where Equus Energy holds its working interests. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

Equus also disposed or liquidated investments in the following portfolio companies during the fourth quarter of 2020, generating approximately $24.0 million in cash proceeds, with additional payments expected later in 2021 as follows:

•	Sale of PalletOne Shares. On December 28, 2020, the Fund announced that UFP Industries, Inc. had closed on its agreement to acquire 100% of the equity of PalletOne, Inc., which included the Fund’s shareholding in the company. On January 4, 2021, the Fund announced that it had received an initial payment of $18.2 million in connection with the acquisition. As of December 31, 2020, the Fund estimated that it would receive an additional $3.4 million in remaining payments from the sale, which is based upon potential tax refunds and a number of post-closing adjustments relating to changes in working capital and various other balance sheet items of PalletOne. The Fund received approximately $2.5 million of this amount on March 31, 2021. The remainder is expected to be received in the second quarter of 2021.

•	Sale of MVC Shares. During the fourth quarter of 2020, Equus sold 583,057 shares of MVC Capital, Inc. common stock, constituting all of the Fund’s shareholding in MVC, for cash proceeds of approximately $4.6 million.

•	Settlement/Repayment of Note from 5th Element Tracking. On December 15, 2020, the Fund received $1.2 million in cash as part of a settlement and repayment in connection with a promissory note issued to the Fund by 5th Element Tracking, LLC.

The Fund developed a strategy to aggressively pursue a transformative transaction that would result in Equus becoming an operating company instead of a closed-end business development company governed by the Investment Company Act of 1940.

Key to this strategy was the disposal of the Fund’s legacy investments, some of which had been held for twenty years. With the exception of Equus Energy, LLC, this task was accomplished in 2020. On January 20, 2021, the Fund received authorization from a majority of its shareholders to continue this strategy.

About Equus

The Fund is presently a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.